Exhibit 99.1

FOR IMMEDIATE RELEASE                                       CONTACT:  GARY DAVIS
---------------------                                       203.353.5066



     WWE Assigned Lease for its Times Square Premises to Hard Rock Cafe

STAMFORD,  Conn.,  November  17,  2004 -  World  Wrestling  Entertainment,  Inc.
(NYSE:WWE(R)) announced today that it has assigned to Hard Rock Cafe International the lease for the Company's former entertainment complex, The World, at 1501 Broadway, New York, NY.

WWE had accrued for all estimated shut-down costs in previous fiscal years, including the rent anticipated under the lease, net of any sub-let income. Total costs, including final cash payments of approximately $5 million made in connection with this transaction, are less than the costs accrued. WWE has no further obligations with respect to this lease or location.

World Wrestling Entertainment, Inc. (NYSE: WWE) is an integrated media and entertainment company headquartered in Stamford, Conn., with offices in New York City, Los Angeles, Toronto and London. Additional information on WWE can be found at WWE.COM and CORPORATE.WWE.COM.

Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, entertainment, professional sports, and licensed merchandise; acceptance of the Company's brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated.